Exhibit (a)(1)

FOR IMMEDIATE RELEASE

Contacts:

John Bluth

CV Therapeutics, Inc.

650-384-8850

Joele Frank / Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Larry Dennedy / Amy Bilbija

MacKenzie Partners, Inc.

212-929-5239 / 650-798-5206

CV THERAPEUTICS’ BOARD OF DIRECTORS REJECTS ASTELLAS’ TENDER OFFER

PALO ALTO, Calif., March 12, 2009 — The Board of Directors of CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that after careful consideration of Astellas Pharma Inc.’s $16.00 per share cash offer with its independent financial and legal advisors, it has determined that Astellas’ offer undervalues the Company and is not in the best interests of its stockholders. Accordingly, the Board of Directors recommends that stockholders not tender any of their shares into the Astellas tender offer.

The Company is filing with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Europe Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina, and Lexiscan® (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. Ranexa® (ranolazine prolonged-release tablets) is approved for use in the European Union as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line anti anginal therapies. CV Therapeutics also has other clinical and preclinical drug development candidates and programs.

Additional Information

In connection with the tender offer commenced by Sturgeon Acquisition, Inc., Astellas US Holding, Inc. and Astellas Pharma Inc., the Company is filing with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. Stockholders of CV Therapeutics are advised to read CV Therapeutics’ Schedule 14D-9 statement regarding the Astellas tender offer, because it contains important

CV Therapeutics, Inc.    3172 Porter Drive  Palo Alto, CA 94304    Tel 650.384.8500    Fax 650.858.0390    www.cvt.com

information. Stockholders may obtain a free copy of the statement at the SEC’s website at www.sec.gov. Stockholders may also obtain, without charge, a copy of the statement from MacKenzie Partners, Inc., which is assisting CV Therapeutics, by calling 800-322-2885 toll free or by calling 212-929-5500 or by emailing cvtx@mackenziepartners.com.

This press release contains forward looking statements regarding the future financial and operating results of CV Therapeutics and other statements regarding its intentions, beliefs, expectations, plans, prospects or predictions for the future. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

CV Therapeutics, Inc.    3172 Porter Drive  Palo Alto, CA 94304    Tel 650.384.8500    Fax 650.858.0390    www.cvt.com